CDI Corp. Reports 2012 First Quarter Results

PHILADELPHIA, May 8, 2012 /PRNewswire/ -- CDI Corp. (NYSE: CDI) (the "Company") today reported financial results for the first quarter ended March 31, 2012.

2012 First Quarter Key Points

  Revenue of $280.6 million, up 9.3% compared to the prior-year first quarter, with all three segments reporting gains
  Gross profit margin of 19.8% compared to 21.2% in the same period last year
  Operating profit of $7.4 million up versus $2.8 million in prior-year quarter, leading to an operating margin of 2.6% versus 1.1% in the year-ago period
  First quarter net income of $3.8 million, or $0.20 per diluted share

"The Company's strong first quarter performance reflects sales growth in all three business segments, and savings from the restructuring we announced last December contributed to significant operating margin expansion," said CDI President and Chief Executive Officer, Paulett Eberhart. "Going forward, we are focused on the successful execution of our strategic plan, designed to accelerate growth in targeted markets with a more efficient operating platform."

For the first quarter ended March 31, 2012, CDI reported revenue of $280.6 million, an increase of 9.3% compared to $256.6 million for the 2011 first quarter.

For the quarter ended March 31, 2012, CDI reported operating profit of $7.4 million versus $2.8 million in 2011. Net income in the first quarter of 2012 increased to $3.8 million, or $0.20 per diluted share, compared to $0.7 million, or $0.04 per diluted share in the prior-year first quarter.

Business Segment Discussion

On December 8, 2011, the Company announced business model and organizational changes aligned with a new strategic plan. Effective this quarter, the Company began reporting on three operating segments: Global Engineering and Technology Solutions (GETS); Professional Services Staffing (PSS); and Management Recruiters International, Inc. (MRI). The restructuring announced in December has resulted in reduced operating expenses, which favorably impacted operating profit in all three business segments.

The Company's Global Engineering and Technology Solutions segment (GETS) reported a 2.9% increase in first quarter revenue compared to the prior-year first quarter. Increases in the Oil, Gas and Chemical, and Hi-Tech verticals were somewhat offset by continued weakness in the Company's infrastructure business and a slight decline in the Aerospace and Industrial Equipment vertical. Operating profit increased 49.1% to $5.9 million versus the prior-year first quarter driven primarily by lower expenses.

The Company's Professional Services Staffing segment (PSS) reported a 12.2% increase in first quarter revenue versus the prior-year first quarter. PSS growth was driven by increased revenue in all three strategic verticals with particularly strong performance in the Oil, Gas and Chemical vertical. Operating profit more than doubled to $5.8 million versus the prior-year first quarter driven by the increased revenue and lower expenses.

The Company's franchised recruitment segment (MRI) reported a 12.2% increase in first quarter revenue versus the prior-year first quarter due largely to increases in contract staffing revenue. Operating profit increased 27.9% to $2.3 million versus the prior year driven by the increased revenue and lower expenses.

Business Outlook

For the second quarter ending June 30, 2012, CDI anticipates a revenue increase in the range of 5% to 7% compared to the year-ago second quarter.

Conference Call

At 11:00 a.m. Eastern Time today, Paulett Eberhart, President and CEO, and Bob Larney, Executive Vice President and CFO, will host a conference call to discuss the 2012 first quarter results and business outlook. The call can be accessed live, via the Internet, at www.cdicorp.com.

CompanyInformation
CDI Corp. (NYSE: CDI) is an integrated, market-leading engineering and technology services firm providing differentiated, client-focused solutions in select global industries. CDI provides Global Engineering and Technology Solutions and Professional Services Staffing through its global business operations in the Americas, EMEA and APAC. The Company also provides staffing services through its franchised Management Recruiters International, Inc. (MRI) operating unit. Learn more at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including, but not limited to, statements about our strategies for growth and future financial results (such as revenues and cost savings), are forward-looking statements. Some of the forward-looking statements can be identified by words like "anticipates," "believes," "expects," "may," "will," "could," "should," "intends," "plans," "estimates" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: weakness in general economic conditions and levels of capital spending by clients in the industries we serve; weakness or volatility in the financial and capital markets, which may result in the postponement or cancellation of our clients' capital projects or the inability of our clients to pay our fees; the inability to successfully implement our new strategic plan; the termination or non-renewal of a major client contract or project; our ability to maintain or expand our existing bank credit facility on satisfactory terms; credit risks associated with our clients; competitive market pressures; the availability and cost of qualified personnel; our level of success in attracting, training and retaining qualified management personnel and other staff employees; changes in tax laws and other government regulations; the possibility of incurring liability for our business activities, including the activities of our temporary employees; our performance on client contracts; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses. More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Financial Tables Follow

CDI CORP. AND SUBSIDIARIES (Amounts in thousands, except per share data) (Unaudited)
	Three Months Ended
	March 31,
Consolidated Statements of Income:	2012	2011

Revenue	$280,627	$256,636
Cost of services	224,942	202,306
Gross profit	55,685	54,330
Operating and administrative expenses	48,296	51,577
Operating profit	7,389	2,753
Other income (expense), net	(38)	(43)
Income before income taxes	7,351	2,710
Income tax expense	3,437	1,970
Net income	3,914	740
Less: Income attributable to the noncontrolling interest	91	46
Net income attributable to CDI	$3,823	$694

Earnings per common share:
Basic	$0.20	$0.04
Diluted	$0.20	$0.04
Basic weighted-average shares	19,200	19,082
Diluted weighted-average shares	19,573	19,327
Selected Balance Sheet Data:	March 31, 2012	December 31, 2011

Cash and cash equivalents	$6,476	$26,644
Accounts receivable, net	246,340	222,889
Total current assets	270,518	271,730
Total assets	389,067	390,696
Total current liabilities	103,937	109,961
Total CDI shareholders' equity	270,489	266,575
	Three Months Ended
	March 31,
Selected Cash Flow Data:	2012	2011

Net cash (used in) provided by operating activities	$(14,837)	$1,979
Depreciation and amortization	2,534	2,745
Capital expenditures	1,259	1,638
Dividends paid to shareholders	2,500	2,484

	Three Months Ended
	March 31,
Selected Earnings and Other Financial Data:	2012	2011

Revenue	$280,627	$256,636
Gross profit	$55,685	$54,330
Gross profit margin	19.8%	21.2%
Operating and administrative expenses as a percentage of revenue	17.2%	20.1%
Operating profit margin	2.6%	1.1%
Effective income tax rate	46.8%	72.7%
After-tax return on CDI shareholders' equity (1)	6.8%	(3.8)%
Pre-tax return on net assets (2)	10.0%	(0.4)%
	Three Months Ended
	March 31,
Selected Segment Data:	2012	2011

Global Engineering and Technology Solutions ("GETS")
Revenue:
Oil, Gas and Chemicals ("OGC")	$28,264	$23,141
Aerospace and Industrial Equipment ("AIE")	16,912	17,691
Hi-Tech	8,065	7,429
Other	28,034	30,736
Total revenue	$81,275	$78,997
Gross profit	$23,247	$23,945
Gross profit margin	28.6%	30.3%
Operating profit	$5,938	$3,982
Operating profit margin	7.3%	5.0%

Professional Services Staffing ("PSS")
Revenue:
Oil, Gas and Chemicals	$30,994	$17,219
Aerospace and Industrial Equipment	19,791	14,530
Hi-Tech	74,307	70,766
Other	56,641	59,425
Total revenue	$181,733	$161,940
Gross profit	$24,438	$22,735
Gross profit margin	13.4%	14.0%
Operating profit	$5,794	$2,198
Operating profit margin	3.2%	1.4%

Management Recruiters International ("MRI")
Revenue:
Contract Staffing	$13,681	$11,822
Royalties and Franchise Fees	3,938	3,877
Total revenue	$17,619	$15,699
Gross profit	$8,000	$7,650
Gross profit margin	45.4%	48.7%
Operating profit	$2,253	$1,761
Operating profit margin	12.8%	11.2%

(1) After-tax return on CDI shareholders' equity is calculated as net income (loss) attributable to CDI divided by the average of the beginning and ending period balances of CDI shareholders' equity for the prior 12 consecutive months.

(2) Pre-tax return on net assets is calculated as earnings before income taxes divided by the average of the beginning and ending period net assets for the prior 12 consecutive months. Net assets include total assets minus total liabilities excluding cash and cash equivalents and income tax accounts.

CONTACT: Vincent Webb, Vice President, Corporate Communications & Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com